Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Second Quarter Fiscal 2007 Results

BURLINGTON, January 16, 2007 - Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the second quarter ended December 2, 2006.

Burlington Coat Factory will hold a conference call for investors on Thursday, January 18, 2007 at 10:00 a.m. EST to discuss the Company’s second quarter results. To participate in the call, please dial 888-294-1314. This conference call will be recorded and available for replay beginning two hours after the end of the call and will be available through January 19, 2007 at 12:00 p.m. EST. To access the replay, please dial 800-633-8284, then the access number 21321382.

 For the three months ended December 2, 2006 compared with the three months ended November 26, 2005, net sales increased $39.4 million (4.2%). Comparative store sales decreased 2.4% during the quarter. Comparative store sales increased 5.0% in September, decreased 1.3% in October and decreased 8.8% in November compared with the same months last year. The decrease in comparative store sales in October and November is primarily attributed to unseasonably warm weather in certain regions of the United States. For the three month period ended December 2, 2006, net income amounted to $11.7 million compared with $45.4 million during the three month period ended November 25, 2006. The decrease in net income is primarily attributable to increases in depreciation, interest and amortization expenses.

For the six months ended December 2, 2006 Burlington Coat Factory experienced an increase in net sales compared with the six months ended November 26, 2005. Net sales were $1,641.6 million for the six months ended December 2, 2006 and $1,596.3 million for the six months ended November 26, 2005, a 2.8% increase. The Company’s 2006 fiscal year ended June 3, 2006 was a 53 week year. As a result, each of the fiscal quarters in this fiscal 2007 year begins and ends one week later than the corresponding period of the prior fiscal year. Because the last week of November is traditionally a strong week for sales given the onset of the holiday shopping season, the inclusion of the last week of November in this fiscal year’s six and three month periods ended December 2, 2006 resulted in net sales of $45.4 million over last fiscal year’s six month period ended November 26, 2005. However, in comparing the 26 week period ended December 2, 2006 with the 26 week period ended December 3, 2005, net sales were up only slightly, i.e., $1,641.6 million compared with $1,641.4 million, and the Company experienced a 1.7% comparative store sales decrease.

 During the first six months of fiscal 2007, the Company opened eleven Burlington Coat Factory Stores. Two stores previously closed due to Hurricanes Katrina and Wilma were reopened during the six month period. An additional Burlington Coat Factory store was relocated to a location within the same trading market. During the six months ended December 2, 2006, three Burlington Coat Factory stores, one MJM designer shoe store and one Super Baby Depot store were closed. Two stores were remodeled during the six month period ended December 2, 2006. As of December 2, 2006, the Company operated 373 stores under the names "Burlington Coat Factory Warehouse" (“BCF”), (348 stores), "Cohoes Fashions"(7 stores), "MJM Designer Shoes" (17 stores), and "Super Baby Depot" (1 store). The Company plans to open eight Burlington Coat Factory stores during remainder of fiscal 2007. Two remodels of existing Burlington Coat Factory stores and the reopening of the remaining store damaged by Hurricane Katrina are planned for the remainder of fiscal 2007. The Company plans to close three Cohoes stores and to convert two Cohoes stores to BCF stores during fiscal 2007 and is reviewing operational alternatives for the remaining two Cohoes stores.

About Burlington Coat Factory

We are a nationally recognized retailer of high-quality, branded apparel at every day low prices. We opened our first store in Burlington, New Jersey in 1972, selling primarily coats and outerwear. Since then, we have expanded our store base to 373 stores in 44 states, and diversified our product categories by offering an extensive selection of in-season, fashion-focused merchandise, including: ladies sportswear, menswear, coats, family footwear, baby furniture and accessories, as well as home décor and gifts. All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(All amounts in thousands)
	Six Months Ended		Three Months Ended
	Successor*	Predecessor*	Successor*	Predecessor*
	December 2, 2006	November 26, 2005	December 2, 2006	November 26, 2005

REVENUES:
Net Sales	$1,641,613	$1,596,257	$984,767	$945,409
Other Revenue	19,554	15,841	12,134	8,517
	1,661,167	1,612,098	996,901	953,926

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	1,027,383	1,014,056	600,469	588,721
Selling and Administrative Expenses	534,641	498,593	287,581	264,153
Depreciation	72,176	45,063	37,192	22,435
Amortization	22,897	482	11,964	458
Interest Expense	70,630	3,344	35,216	1,531
Other (Income) Loss, Net	(1,663)	2,492	(682)	2,611
	1,726,064	1,564,030	971,740	879,909
------------		-----------	----------	------------
(Loss) Income Before Income Tax (Benefit) Expense	(64,897)	48,068	25,161	74,017

Provision for Income Tax (Benefit)Expense	(24,836)	18,602	13,414	28,644
-----------		----------	---------	----------
Net (Loss) Income	(40,061)	29,466	11,747	45,373

Net Unrealized (Loss) on Non-Marketable Securities, Net of Tax	-	(2)	-	(2)
Total Comprehensive (Loss) Income	$(40,061)	$29,464	$11,747	$45,371

*On April 13, 2006, affiliates of Bain Capital Partners, LLC consummated a $2.1 billion take-private transaction of Burlington Coat Factory Warehouse Corporation (“BCFWC”) through the merger of BCFWC with a merger sub (the “Merger Transaction”). As a result of the Merger Transaction, the Company’s assets and liabilities have been preliminarily adjusted to their fair value as of the closing date, April 13, 2006. Results for the six and three months ended November 26, 2005 are for BCFWC and its subsidiaries (“Predecessor”) and results for the six and three months ended December 2, 2006 are for Burlington Coat Factory Investments Holdings, Inc. and its subsidiaries after the Merger Transaction (which include BCFWC and its subsidiaries) (“Successor”). Depreciation and amortization expenses are higher in successor accounting periods due to these fair value assessments resulting in increases to the carrying value of our property, plant and equipment and intangible assets.

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations and cash flows. The Company has included them to provide additional information with respect to our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding notes, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

 EBITDA and Adjusted EBITDA are calculated as follows:

	Successor	Predecessor	Successor	Predecessor
	Six Months Ended December 2, 2006	Six Months Ended November 26, 2005	Three Months Ended December 2, 2006	Three Months Ended November 26, 2005
Net Income (Loss)	($40,061)	$29,466	$11,747	$45,373
Interest Expense	70,630	3,344	35,216	1,531
Provision (Benefit) for Income Tax	(24,836)	18,602	13,414	28,644
Depreciation	72,176	45,063	37,192	22,435
Amortization	22,897	482	11,964	458
EBITDA	100,806	96,957	109,533	98,441
Other (Income), Net (a)	(1,663)	2,492	(682)	2,611
Transaction Related Expenses (b)	62			-
Non-Cash Straight-line Rent Expense (c)	4,972	(819)	1,984	(341)
Retention Bonus (d)	8,247	-	3,863	-
Stock Option Expense (e)	1,545	-	775	-
Advisory Fees (f)	2,017	-	1,036	-
Adjusted EBITDA	$115,986	$98,630	$116,509	$100,711

(a) Represents certain income and expense items included in reported EBITDA, which consist of investment income, gains/losses on asset dispositions and other miscellaneous items.
(b) Represents third party costs (primarily legal) incurred in connection with the Merger Transaction.
(c) Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis).
(d) Represents the accrual of retention bonuses to be paid to certain members of management on the first anniversary of the Merger Transaction for services rendered to the Company during the post-Merger period.
(e) Represents expenses recorded as a result of the Company’s adoption of SFAS No. 123(R) effective June 4, 2006.
(f) Represents the annual advisory fee to be paid to Bain Capital.